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                                                                    EXHIBIT 99.9
                                                                    NEWS RELEASE
MARINE DRILLING COMPANIES, INC.
One Sugar Creek Center Blvd. -- Suite 600
Sugar Land, Texas  77478-3556


  [LOGO]                                            DATE:   June 29, 1995
  MARINE                                         CONTACT:   William O. Keyes or
 DRILLING                                                   William H. Flores
                                                   PHONE:   (713) 243-3000

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                       MARINE DRILLING ADDS NEW DIRECTORS


        SUGAR LAND, TEXAS (June 29, 1995) -- Marine Drilling Companies, Inc. (NSM-MDCO) announced today that its Board of Directors has added four new independent directors. These directors are filling two newly created board seats as well as the vacancies created by the resignation of Michael E. McMahon in February 1995 and the resignation of Herbert S. Winokur, Jr. in June 1995. The new directors are Robert L. Barbanell, David A. B. Brown, Howard I. Bull and Nathaniel A. Gregory.

        Robert L. Barbanell is President of Robert L. Barbanell Associates, Inc., a financial consultant firm. Mr. Barbanell was formerly associated with Bankers Trust New York Corporation, Consolidated Gold Fields PLC and Loeb Rhoades & Co.

        David A. B. Brown is President of The Windsor Group, Inc., a strategy consulting firm. Mr. Brown was formerly associated with Comstock Group, Inc., Braxton Associates, Teradyne, Inc., Boston Consulting Group, Inc. and Touche Ross & Co.

        Howard I. Bull is President and Chief Executive Officer of Dal-Tile, a manufacturer and distributor of ceramic tile. Mr. Bull was formerly associated with York International Corporation, Baker Hughes, Inc., Black & Decker Manufacturing Company and Westinghouse Defense & Space Center.

        Nathaniel A. Gregory is Chairman and Chief Executive Officer of National Tank Company (Natco). Mr. Gregory was formerly associated with Smith Barney, Lazard Freres & Co., the Bechtel Group and the University of Chicago.

        The Company expects that all nine directors will be nominated for election at the Company's annual shareholders meeting to be held August 17.


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        William O. Keyes, President and Chief Executive Officer, stated that
"We are very pleased to have such qualified individuals join the Company's board of directors, and we are confident that Marine Drilling will benefit from their experience and judgment. The Company is also very appreciative of Mr. Winokur's years of valuable service as a director of the Company during an important part of the Company's history and regrets that as a result of his other commitments he will not be continuing as a director of Marine Drilling."

        The Company also announced today that it has repurchased a total of 435,000 shares of its common stock pursuant to its previously announced stock repurchase program.

        Marine Drilling owns and operates thirteen jack-up drilling rigs located in the U.S. Gulf of Mexico. The Company's common stock is listed on the NASDAQ Stock Market under the symbol MDCO.

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